Exhibit 99.1

ACHILLION PHARMACEUTICALS, INC.

June 5, 2012

Dr. Elizabeth A. Olek

152 Temple Street, #211

New Haven, CT 06510

Dear Elizabeth:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Achillion Pharmaceuticals, Inc. (the “Company”). Payment of the separation pay described below is contingent on your agreement to and compliance with the terms of this Agreement. Neither this offer to you nor the Company’s entering into this Agreement shall constitute an admission by the Company.

1. Resignation from Employment. The Company will accept your resignation from employment effective as of June 18, 2012 (the “Resignation Date”). You acknowledge that from and after the Resignation Date, you shall have no authority to, and shall not, represent yourself as an employee of the Company. The Company will not contest any application you make for unemployment benefits.

As you know, the Company is obligated to publicly report your resignation, and will share with you in advance the form of the public filing.

Except as set forth above, it is the policy of the Company not to provide any information to any third parties about your employment, other than to confirm your dates and employment, position held and compensation earned. Absent an express written release from you, the Company will follow this policy with respect to your employment and your resignation from employment.

2. Separation Pay.

If you execute and do not revoke this Agreement as you are entitled to do as explained below, the Company will continue to pay you your current regular base salary, less applicable payroll withholdings, on a payroll basis through December 31, 2012 (the “Separation Pay”). In addition, if you have not secured employment with another organization, the Company will continue to pay your regular base salary, less applicable payroll withholdings, for an additional period extending through the earlier of June 18, 2013, or the date you commence such employment (the “Extended Separation Pay”). The Separation Pay will begin with the next regular payroll that follows the eighth day after you execute this Agreement as described below.

By law, and regardless of whether you sign this Agreement, if you are insured under the Company’s health insurance plans, you will have the right to continue your insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). You will receive your COBRA notice under separate cover. If you do not elect COBRA, your insurance coverage will cease on June 30, 2012. As additional consideration for this Agreement, and if you elect COBRA coverage, the Company will continue to contribute the Company portion of your health insurance premiums for coverage through the earlier of (a) June 18, 2013, or (b) when you obtain comparable health insurance through another plan.

You acknowledge and agree that the Separation Pay is not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice. You also agree that the Separation Pay to be provided to you is not intended to and does not constitute a severance plan and does not confer a benefit on anyone other than you. You further acknowledge that except for the Separation Pay, and your wages for work performed through June 18, 2012, you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.

3. Stock Options. You currently hold options to purchase 473,782 shares of Company common stock, of which 186,938 are vested and exercisable as of your Resignation Date and have an intrinsic value of $710,141, as of the most recent closing price (see Attachment A.) Such value shall fluctuate with the Company’s stock price until exercise. Under the terms of the Company’s 2006 Stock Incentive Plan (the “2006 Plan”), these options will remain exercisable for 90 days after your Resignation Date. You acknowledge that you do not have now and will not in the future, have any right to vest in or exercise any other stock option or other Company security of whatever kind or name. All options shall continue to be governed by the 2006 Plan.

4. Additional Obligations to the Company

(a) On the Resignation Date, you will return to the Company all Company documents and data (and any copies thereof) and property (including, without limitation, all cell phones, pagers and other company equipment and data).

(b) You acknowledge that your Employment Agreement with the Company, dated as of November 6, 2007, and amended and restated as of April 5, 2011, shall terminate on the Resignation Date. However, your Non-Competition and Non-Solicitation Agreement and Non-Disclosure and Assignment of Inventions Agreement shall continue in full force and effect pursuant to the terms of such agreement.

(c) You will maintain all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, as confidential and you shall not disclose such information to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so.

(d) You will cooperate in the transition of your duties to the Company in all respects, and agree to make yourself reasonably available after the Resignation Date through July 1, 2012 to assist the Company in such transition.

(e) Neither you or the Company will make any statements that are professionally or personally disparaging about, or adverse to, the interests of the other (which, as to the Company, includes its officers, directors, employees and consultants).

5. Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Americans With Disabilities Act and any similar state statutes.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

1/

For purposes of this Agreement, the Company includes the Company and all other related entities, and its and their present and former directors, officers, partners, employees, trustees, agents, successors and assigns.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under applicable law.

Notwithstanding the foregoing, this section does not release the Company from any obligations expressly set forth in this Agreement nor is the Company released from any obligation to indemnify you as required by law. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to me. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to me. The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of the discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the Federal age or other discrimination laws or state equivalent (the “Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state equivalent. Further, nothing in this release or Agreement shall be deemed to limit the Firm’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

6 . Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company except as specifically set forth herein. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the State of Connecticut and shall be construed in accordance with the laws of Connecticut without giving effect to conflict of law principles. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. This Agreement, and all the terms and provisions contained herein, shall bind the respective heirs, personal representatives, successors and assigns of you and the Company, and inure to the benefit of each respective party, its agents, directors, officers, employees, servants, successors and assigns. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement. The parties agree that the last act necessary to render this Agreement effective is for the Company to sign the Agreement, and that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

If you agree to the foregoing, please sign and return this Agreement to me no later than twenty-one days after you receive it.

Sincerely,

ACHILLION PHARMACEUTICALS, INC.

/s/ Michael D. Kishbauch
By:	Michael D. Kishbauch
Its:	President and Chief Executive Officer

Dated:	June 18, 2012

Confirmed, Agreed and Acknowledged:

/s/ Elizabeth A. Olek

Elizabeth A. Olek

Dated: June 18, 2012

5